Exhibit 5.1

March 9, 2015

Voya Financial, Inc.,

230 Park Avenue,

New York, New York 10169.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 32,018,100 shares of Common Stock, par value $0.01 per share (the “Shares”), of Voya Financial, Inc., a Delaware corporation (the “Company”), which will be sold by ING Groep N.V., we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Shares have been validly issued and are fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and ING Groep N.V. and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Shares and to the reference to us under the heading “Validity of Common Stock” in the Prospectus Supplement relating to the Shares. In giving such consent,

Voya Financial, Inc.	- 2 -

we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP